Exhibit 11

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com New York, New York 10022 212.868.3669/Tel 212.838.2676/ Fax www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Circular on Form 1-A of Mode Mobile, Inc. of our report dated April 30, 2026, relating to our audits of the consolidated financial statements of Mode Mobile, Inc. as of December 31, 2025, and 2024 and for each of the two years in the period ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in the Form 1-A.

/s/ RBSM LLP

New York, NY

May 22, 2026

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide